UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 14, 2020

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

PO Box 1541, 1 Blue Hill Plaza, Pearl River, New York	10965
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HDSN	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

New Executive Officer

Effective September 14, 2020, Hudson Technologies, Inc. (the “Company”) appointed Kenneth Gaglione as its Vice President - Operations.

Mr. Gaglione, age 59, most recently served as Global Marketing Director for aftermarket refrigerants at Honeywell International, Fluorine Products Division from 2018 to 2020. He served in a number of other capacities at Honeywell International from 2011, including Global Business Director – Aerosol & Solvents from 2015-2017, Senior Marketing Manager, Refrigerants from 2013-2014 and Global Product Manager/Senior Marketing Manager, Structural Enclosures from 2011-2013. Before joining Honeywell Mr. Gaglione had extensive experience marketing and developing advanced electronic packaging materials with Rohm and Haas’ Electronic Materials division and Ciba-Geigy’s Photopolymers division. Mr. Gaglione received a B.S. in Chemistry from the State University of New York and an MBA in Marketing from the University of California, Irvine.

On September 14, 2020, Mr. Gaglione was issued a five-year stock option to purchase 135,135 shares of Company common stock at an exercise price of $1.23 per share, vesting one-half on the date of grant and one-half on the first anniversary of the date of grant, subject to continued employment.

The Company also entered into an agreement with Mr. Gaglione dated September 14, 2020, pursuant to which Mr. Gaglione has agreed to certain covenants and restrictions, which include an agreement that Mr. Gaglione will not compete with us in the United States for a period of six months after his termination of employment for any reason. The agreement also provides that in the event of his involuntary separation without cause, or in the event of his voluntary separation for a good reason as enumerated in the agreement, Mr. Gaglione will receive severance payments, in the form of the continuation of his annual base salary and benefits for a period of six months, and, subject to performance criteria, a lump sum payment equivalent to the highest bonus paid to him in the three years prior to his termination, pro-rated to the date of his termination.

The description of the foregoing agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement which is filed as Exhibit 10.1 to this Report.

On September 14, 2020, the Company issued a press release with respect to the foregoing which is attached hereto as Exhibit 99.1.

New Section 16 Officer

Effective September 14, 2020, the Company appointed Kathleen L. Houghton, its Vice President – Sales and Marketing, as an executive officer for reporting purposes under Section 16 of the Securities Exchange Act of 1934, as amended.

Ms. Houghton, age 47, has been Vice President - Sales and Marketing of the Company since May 2019 and joined Hudson in November 2014 as Director of Marketing. She has over 25 years of marketing experience within industrial manufacturing companies. Her previous roles include 16 years with Kidde-Fenwal/United Technologies, including Director of Marketing Global Suppression. Other prior positions include Vice President, Marketing at C&M Corporation and Vice President, Sales & Marketing at Safety Hi-Tech USA. Ms. Houghton holds an MBA from Boston University as well as a Bachelor of Mechanical Engineering (Hons) and a Bachelor of Commerce (Marketing) from Monash University in Australia.

The Company is a party to an amended and restated agreement with Ms. Houghton, dated September 30, 2019, pursuant to which Ms. Houghton has agreed to certain covenants and restrictions, which include an agreement that Ms. Houghton will not compete with the Company in the United States for a period of twelve months after her termination for any reason. The agreement provides that Ms. Houghton is entitled to sick leave for up to one hundred twenty days with continuation of at least 75% of Ms. Houghton’s salary after the commencement of her sick leave. The agreement also provides that in the event of her involuntary separation without cause or in the event of her voluntary separation for a good reason as enumerated in the agreement, Ms. Houghton will receive severance payments, in the form of the continuation of her annual base salary and benefits for a period of twelve months, and, subject to performance criteria, a lump sum payment equivalent to the highest bonus paid to her in the three years prior to her termination, pro-rated to the date of her termination.

The description of the foregoing agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement which is filed as Exhibit 10.2 to this Report.

On September 16, 2020, the Company issued a press release with respect to the foregoing which is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

Exhibit Number	Name of Exhibit

10.1	Agreement dated September 14, 2020 between the Company and Kenneth Gaglione
10.2	Amended and Restated Agreement dated September 30, 2019 between the Company and Kathleen L. Houghton
99.1	Press Release dated September 14, 2020
99.2	Press Release dated September 16, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2020

HUDSON TECHNOLOGIES, INC.

By:	/s/ Nat Krishnamurti

Name:	Nat Krishnamurti
Title:	Chief Financial Officer & Secretary